EXHIBIT 99.1

JUNIPER NETWORKS’ ROBYN DENHOLM TO JOIN TESLA’S BOARD OF DIRECTORS

PALO ALTO, CA, August 6, 2014 – Tesla today announced that Robyn Denholm, Executive Vice President, Chief Financial and Operations Officer at Juniper Networks, Inc., has been appointed to its board of directors, effective August 11, 2014.

Denholm has also been appointed to chair the company’s Audit Committee and be a member of the Compensation and Nominating and Corporate Governance committees. These roles were previously filled by Brad Buss, who is vacating his committee positions upon joining SolarCity as its Chief Financial Officer. Buss will remain a member of Tesla’s board and will provide valuable continuity from his experience since joining the board in 2009.

Denholm joined Juniper in 2007 and has helped the company achieve record revenues while delivering breakthrough innovations to customers. In 2011, Denholm was a Bay Area CFO of the Year finalist and she was recently named on Silicon Valley Business Journal’s Women of Influence List. She joined Juniper from Sun Microsystems, where she served as Senior Vice President, Corporate Strategic Planning.

Denholm began her career in Australia, serving in various finance assignments for Toyota Motor Corporation and Arthur Andersen and Company. She holds a bachelor’s degree in economics from the University of Sydney and a master’s degree in commerce from the University of New South Wales. At Juniper, she is responsible for company’s finance, administration and business operations, including planning, IT, real estate, investor relations, internal audit, and manufacturing operations.